                                                                   Exhibit 10.29

July 19, 2001

Barry Forman
c/o Clarent Corporation
700 Chesapeake Drive
Redwood City, CA  94063

Dear Barry:

I am pleased that we have been able to work out a mutually beneficial transition. This letter sets forth the substance of the separation and consulting agreement (the "Agreement") to which you and Clarent Corporation (the "Company") have agreed.

     1. Resignation. You will resign from your positions as the Company's President and Executive Chairman and from your employment with the Company effective July 19, 2001 (the "Resignation Date").

     2. Accrued Salary and Vacation. On the Resignation Date, the Company will pay you all accrued and unpaid salary, and all accrued and unused vacation, earned through the Resignation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

     3. Bonus. You will not be eligible to receive any bonus for the year 2001 or thereafter.

     4. Consulting Agreement. You will serve as a consultant to the Company under the terms specified below, from July 20, 2001 until March 5, 2002 (the "Consulting Period").

         (a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise (the "Consulting Services") at the direction of the Company's Chief Executive Officer at the Company's sole discretion. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. The Company agrees to give you reasonable notice of the dates and times on or by which the Consulting Services are to be rendered, and you agree to make reasonable efforts to perform such services on or by such requested dates and times.

         (b) Consulting Fees. During the Consulting Period the Company will pay you as consulting fees a total of one hundred seventy-five thousand dollars ($175,000) (the "Consulting Fees"), without withholdings or deductions. The Company will pay you, or at your direction an entity wholly-owned by you, one-hundred thousand dollars ($100,000) of the Consulting Fees within ten (10) business days after the Effective Date of this Agreement (as defined in paragraph 16 below). The balance of the Consulting Fees shall be paid in equal monthly installments during the Consulting Period. You agree to submit monthly invoices to the Company stating the amount of Consulting Fees, and any expenses for which you seek

Barry Forman
July 19, 2001
Page 2


reimbursement under paragraph 10 below, due for the prior calendar month, and such invoices shall be immediately payable. The Company will issue you IRS forms 1099 with respect to the Consulting Fees. You shall be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of your failure to pay federal, state or local taxes during the term of the Consulting Period.

         (c) Benefits. You will continue to receive health insurance, special life and disability insurance (other than government sponsored disability insurance), through March 5, 2002. The Company will provide these continued benefits by continuing your participation in such benefit plans and/or reimbursing you for the cost of such benefits, in the Company's sole discretion and to the Company's ability consistent with current practices and the terms of the applicable plans. The Company's obligation to provide these benefits will cease immediately if you accept employment with a new employer that provides comparable benefits for which you are eligible. You agree to notify the Company immediately in writing upon your acceptance of such new employment.

         (d) Independent Contractor Status. You agree that during the Consulting Period (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not withhold or make payments for state or federal income tax or social security, make unemployment insurance or government sponsored disability insurance contributions, or obtain workers' compensation insurance on your behalf.

         (e) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

         (f) Non-Competition. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during the Consulting Period you will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant, in any location(s) worldwide, of any entity that directly competes with any Company product currently available, or in development and publicly disclosed, as of the Effective Date of this Agreement (a "Competitor"). If you engage in any such competitive activity without the Company's express written consent, the Company may terminate this Agreement, at its sole election, and the Company's obligations to provide you with any and all compensation, benefits and stock option vesting will cease effective as of the commencement date of such competitive activity, subject to the provisions of paragraph 21 below. The foregoing shall not be deemed to prohibit you from holding or acquiring a passive investment of

Barry Forman
July 19, 2001
Page 3


not more than 2 percent of the capital stock of any publicly traded or privately held Competitor, and you agree to provide prompt written notice to the Company of any such investment in any privately held Competitor.

     5. Stock Option. As part of this Agreement, your stock option ("Option") granted on March 2, 2001 under the stock option agreement approved by the Board (the "Forman Plan") will be accelerated so that your shares shall vest on a monthly basis, at a rate of 1/48th of the total shares subject to the Option, commencing effective as of March 5, 2001. Your Option will continue to vest until March 5, 2002 for a maximum of 150,000 vested shares provided that you have complied with the terms of this Agreement through such date. Your Option will cease vesting immediately upon your breach of this Agreement. Except as specifically set forth in this Agreement, your Option will continue to be governed by the applicable Forman Plan documents.

     6. Benefits. All benefits provided by the Company will cease as of the Resignation Date, except to the extent you elect continued benefits under federal COBRA law, at your sole expense.

     7. Change in Control. In the event that a Change in Control (as defined below) occurs before the end of the Consulting Period, the Company shall pay the unpaid portion of the Consulting Fees in one lump sum within ten (10) business days after the Change in Control, and the Option shall have its vesting accelerated such that all Option shares which otherwise would have been vested within the Consulting Period shall be fully vested and exercisable as of the date of the Change in Control. As used herein "Change in Control" shall have the meaning set forth in Section 8 (b) or 8(c) of the Forman Plan.

     8. Service on Board of Directors. Subject to shareholder approval, you will serve as a Director on the Company's Board at least through the end of the Consulting Period.

     9. Other Compensation or Benefits. You acknowledge that you will not receive from the Company any additional compensation (including but not limited to salary, bonuses or stock option grants), severance or benefits after the Resignation Date, except as expressly provided in this Agreement.

     10. Expense Reimbursements. You agree that within twenty (20) business days after the Resignation Date you will submit your final documented expense reimbursement statement reflecting all business expenses you have incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. Also pursuant to its regular business practice, the Company will reimburse you for reasonable business expenses incurred during the Consulting Period, provided that such expenses are routinely reimbursed for senior executives of the Company and you comply with standard Company requirements relating to expense reimbursement, including but not limited to requirements regarding verification of expenses.

Barry Forman
July 19, 2001
Page 4


    11. Return of Company Property. On the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain your computer, cell phone and palm pilot until the end of the Consulting Period and such documents, property, and materials during the Consulting Period only to the extent necessary to carry out your duties as a Director under paragraph 8 above, or as approved in writing by the Company, and you shall return them immediately upon written request from the Company.

     12. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (Exhibit A hereto) at all times hereafter, including but not limited to all times during and after the Consulting Period. Among other obligations in said agreement, you agree not to use or disclose, at any time, any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

     13. Nonsolicitation. You agree that from the Effective Date of this Agreement through the end of the Consulting Period, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     14. Nondisparagement. Both you and the Company (by its officers and directors) agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

     15. Release of Claims. In exchange for the consulting arrangement, stock option vesting arrangement and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this agreement, including but not limited to: any and all such claims

Barry Forman
July 19, 2001
Page 5


and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; and breach of the implied covenant of good faith and fair dealing. The releases given herein shall not bar any claim for breach of the terms of this Agreement.

     16. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that arise after the date you sign this Agreement;
(b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also signed the Agreement by that date ("Effective Date").

     17. Supplemental Release. In further consideration of the consulting arrangement, stock option vesting arrangement and other consideration under this Agreement, which is in addition to any other consideration to which you are entitled predating this Agreement, you agree to sign and return to the Company a supplemental release of claims (the "Supplemental Release"), in the form attached hereto as Exhibit B, on or after March 5, 2002.

     18. Waiver. In granting the release herein, you acknowledge that you understand that you are waiving the benefit of California Civil Code section 1542, which states:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

Barry Forman
July 19, 2001
Page 6


     19. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family and any lender that requests that you provide information about your income; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.

     20. Public Statements. Notwithstanding the provisions of paragraph 19 above, the Company will issue a statement or make other public comment on your resignation and consulting services in a form acceptable to you.

     21. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that may arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. ("JAMS") under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall not terminate any compensation or benefits provided hereunder pending the outcome of such arbitration; provided, however, that in the event the Company prevails in such arbitration on any claim resulting in the termination of such compensation and/or benefits, you will be liable to the Company for an amount equal to the compensation and value of benefits you received hereunder from the earliest date of the conduct giving rise to said claim(s) until the date of the arbitration award.

     22. Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matters hereof. It supersedes and merges any and all agreements entered into by and between you and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

Barry Forman
July 19, 2001
Page 7


     23. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

     24. Warranties. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that you are fully entitled and duly authorized to give this complete and final general release and waiver.

     25. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California, without regard to conflicts of laws.

     26. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

     27. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.

Barry Forman
July 19, 2001
Page 8


     28. Construction. This Agreement will be deemed drafted by both parties, and shall not be construed against either party as the drafter of the document. If this Agreement is acceptable to you, please sign below and return the original to me. Please sign and return the Supplemental Release (Exhibit B) to me on or after March 5, 2002.

I wish you luck in your future endeavors.

Sincerely,

CLARENT CORPORATION

By:   /s/ Simon Wong
     ----------------------
          Simon Wong
          Chief Financial Officer

Exhibit A  Proprietary Information and Inventions Agreement
Exhibit B  Supplemental Release

Understood and Agreed:

  /s/ Barry Forman
----------------------
Barry Forman

Date:   7/19/01
      ---------------

                                   Exhibit A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                   Exhibit B

                              SUPPLEMENTAL RELEASE

                    (To be signed on or after March 5, 2002)

In further consideration of the consulting arrangement, stock option vesting arrangement and other consideration under the separation and consulting agreement between Clarent Corporation (the "Company") and me dated July 19, 2001 (the "Separation and Consulting Agreement"), I hereby release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Supplemental Release ("Release"), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
The releases given herein shall not bar any claim for breach of the terms of the Separation and Consulting Agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release; (c) I have had twenty-one (21) days to consider this Release; (d) I have seven (7) days following the date I sign this Release to revoke the Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me ("Release Effective Date").

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

                                             By: ______________________________
                                                     Barry Forman

                                             Date: ____________________